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                            JOINT VENTURE AGREEMENT


     AGREEMENT dated as of this June, 1997 between KALEIDOSCOPE, a corporation organized under the laws of the state of Delaware ("Kaleidoscope") and SPORTS MARKETING, INC. a corporation organized under the laws of the state of Delaware ("Sports."). Kaleidoscope and Sports Marketing, Inc. shall sometimes be referred to collectively as the "Venture Partners and singly as a Venture Partner".

     WHEREAS, the Venture Partners wish to work together in connection with the staging of television boxing events and the exploitation of other ancillary properties and rights in connection therewith;

     WHEREAS, the Venture Partners together currently are in the process of developing or have developed Boxcino(TM) a Latin American boxing championship, BoxAsia, in Asian boxing championship and Pazienza pay-per-view events
(referred to as the Boxing project(s)). In addition, Sports Marketing, Inc. desires that the Venture Partners jointly own rights pursuant to promotional agreements with the boxers from Boxcino presently under the Promotion Agreements with Sports Marketing, Inc and listed in Schedule A hereto as well as boxers participating in BoxAsia, ("Subject Boxers")

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows;

1.   General

     A. "Event" shall refer to one or more boxing matches or series of matches pursuant to any Boxing Project or which involves a Subject Boxer.

     B. At the request of either party the parties shall conduct the business of the joint venture through a Limited Liability Company consistent with the terms of this Joint Venture Agreement.

     C. The parties shall cooperate in developing and defining the Boxing Projects and staging Events involving the Boxing Projects and Subject Boxers. All Events and the terms thereof shall be subject to the mutual agreement of each Venture Partner including the budget therefore. The parties shall negotiate the terms of each Boxing Project and Event as well as the terms of any Limited Liability Company Agreement in good faith and use their best efforts to conclude an agreement consistent with the terms of this Venture Agreement.


II.  RESPONSIBILITIES OF KALEIDOSCOPE

     A. Kaleidoscope will be responsible for, and will use responsible efforts in connection with, selling all television rights (including the negotiation of domestic rights fees).

     B. Kaleidoscope shall also be responsible entering into arrangements for the television production and domestic and worldwide distribution of all Events that are televised.

     C. Kaleidoscope shall be responsible for obtaining the trademark of Boxcino transferred to or licensed the Venture partners from KS&E.


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III. RESPONSIBILITIES OF SPORTS MARKETING, INC.

     A. Sports Marketing, Inc. shall be responsible for providing all of the first-class boxing talent (including referees, judges and ring announcers) to be used in connection with each of the Events.

     B. Sports Marketing, Inc. shall be responsible for securing all of the required licenses and appropriate sanctions in connection with Event to secure that all Events are First-class events.

     C. Sports Marketing, Inc. shall be responsible for obtaining the site for each of the Events. Sports Marketing, Inc. shall not commit to using any site without the prior approval of Kaleidoscope pursuant to Article 1C.


III. RESPONSIBILITIES OF THE VENTURE PARTNERS

     A. Venture partners will be equally responsible for the international distribution of the Events (including without limitation, the negotiation of all international rights fees, distribution fees and advertising sales, if any).

     B. Except to the extent a party is responsible for advancing such costs pursuant to Article I or II the Venture Partners shall be equally responsible for all cost and expenses incurred in connection with the staging and production of all Events. Notwithstanding the foregoing, each of the Venture Partners shall be responsible for their own travel and entertainment expenses incurred in connection with the performance of their duties under Sections I, II and III, respectively, of this Agreement.

     C. The cost of all on-site management at each Event shall be provided by Kaleidoscope and Sports Marketing, Inc. and all costs incurred therewith shall be shared equally by the Venture Partners.

     The sales, marketing and event management plan for the live Events shall be agreed upon by the Venture Partners at least 3 months prior to the date scheduled for each Event.

     D. Each of the Venture Partners shall share equally in all rights to promote and market each of the fighters used in the Events. Sports Marketing, Inc. shall cause each fighter to enter into an exclusive agreement with the Venture Partners and the joint venture for the marketing and promotion of their professional fighting careers.


IV.  GENERAL PROVISIONS

     A. The terms of this agreement shall run for so long as the Events continue to occur or a Subject Boxer is under a promoting agent with Sports Marketing, Inc. This Agreement may be terminated by the Venture Partners against other Venture Partner for non-performance of the material provisions of this Agreement upon 30 days prior written notice with a right of such Venture Partner to cure such non-performance of a material provision. The parties hereto may agree to extend the term of this Agreement upon the written approval of each of the parties.


                                      (2)

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     B. All net profits and losses realized in connection with the Events shall be divided evenly between the Venture Partners. Net profits or losses shall be determined by subtracting the gross revenues received in connection with the Events in any one year less the direct costs incurred in connection with staging and producing said events (including the costs of any payments made to third parties). The travel and entertainment costs of each party are specifically to be absorbed by such party and shall not be considered a cost of the event for the purposes of determining net profits or losses, a more detailed example of the calculation of Net Income is set forth in Exhibit B which contains a description of the types of revenues to be included in the Venture.

     C. The parties hereto agree that any disputes between the parties shall be determined by arbitration (arbitration provision).

     D. This Agreement may be modified only upon the mutual consent of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the state of New York

     E. Each of the Venture Partners hereby indemnifies and holds the other Venture Partners, their affiliates, officers, employees, directors and agents harmless from all claims, demands, expenses (including reasonable attorney's fees), liabilities, suits and proceedings that arise from, or may be attributable to their own errors, omissions or fault.

     F. Each party hereto agrees to hold in confidence all confidential information disclosed to it in connection with the services provided for by this Agreement.

     G. All bills, invoices, payments, notices and other communication required or permitted hereunder shall be deemed to be received (1) when hand delivered,
(2) Ten (10) days after the date of deposit in the United States mail, sent by registered or certified mail, return receipt requested, postage prepaid, (3) when delivered by document overnight delivery service (4) when sent by telecopy provided that a confirmation copy is sent the next business day by first class mail, return receipt requested, postage prepaid to the party to whom the same is directed at the following addresses ( or any other address delivered by notice to the other parties):

      KALEIDOSCOPE:                            Kaleidoscope Media Group, Inc.
                                               345 Park Avenue South
                                               New York, NY 10010
                                               Attention: Mr. Henry Siegel
                                               Telephone: (212) 779-6601
                                               Telecopy: (212) 685-0797

      SPORTS MARKETING, INC.                   Sports Marketing Inc.
                                               2501 Wharton Street, Suite "K"
                                               Philadelphia, Pennsylvania 19146
                                               Attention: Mr. Arthur K. Pelullo
                                               Telephone: (215) 755-5416
                                               Telecopy:  (215) 755-5402



                                      (3)

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     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above

KALEIDOSCOPE MEDIA GROUP, INC.                 SPORTS MARKETING INC.


/s/ ILLEGIBLE                                  /s/ ARTHUR K. PELULLO
------------------------------                 ----------------------------
By:                                            By:
Title:                                         Title: PRESIDENT










                                       (4)